Exhibit 99.2

For more information:	Pat Hammond, media, (713) 497-7723
Dennis Barber, investors, (713) 497-3042

For immediate release:	December 22, 2006

Reliant Energy Names Sarah M. Barpoulis Director

HOUSTON – The board of directors of Reliant Energy, Inc. (NYSE:RRI) today announced the election of Sarah M. Barpoulis to the board, bringing the total number of directors to nine.  Barpoulis brings extensive power industry experience to the board, having worked in a number of positions of increasing responsibility with PG&E Corporation subsidiaries for many years.  In her last position with PG&E, Barpoulis was the senior vice president, Commercial Operations of PG&E National Energy Group, Inc. with responsibility for managing commercial activities associated with a 10,000 megawatt multi-fuel portfolio.  Before that, Barpoulis served as senior vice president of PG&E Energy Trading with National Energy Group.  Most recently, Barpoulis founded and operates Interim Energy Solutions, a consulting firm providing energy management and trading consulting services to a variety of energy sector clients.

“Sarah’s background in the energy industry, particularly her knowledge of the merchant power business and gas and power trading, origination and risk management, will make her a significant contributor as a Reliant Energy board member,” said Joel Staff, Reliant Energy’s chairman and chief executive officer. “We’re fortunate to gain the vast industry knowledge and experience that Sarah brings to Reliant Energy.”

“I’m looking forward to joining the Reliant Energy board and believe that my experience, perspective and insights into the merchant energy business well position me to work with my fellow board members in creating value for Reliant Energy’s shareholders,” said Barpoulis.

Barpoulis’ election fulfills a commitment made by Reliant Energy to add two new directors before the end of the year.

Barpoulis holds a Bachelor of Science in civil engineering from Princeton University and a Master of Business Administration from Dartmouth College.

Reliant Energy, Inc., based in Houston, Texas, provides electricity and energy services to retail and wholesale customers in the United States. In Texas, the company provides service to approximately 1.9 million retail electricity customers, including residential, small business and commercial, industrial, governmental and institutional customers. Reliant also serves commercial, industrial, governmental and institutional customers in the PJM (Pennsylvania, New Jersey and Maryland) market.  The company is one of the largest independent power producers in the nation with approximately 16,000 megawatts of power generation capacity across the United States. These strategically located generating assets utilize natural gas, fuel oil and coal. For more information, visit http://www.reliant.com/corporate.

# # #